Tuesday September 4, 2007

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti-Chairman and Chief Executive Officer
                   (860) 435-9801 x 1001

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Third Quarter Dividend

Lakeville, Connecticut, September 4, 2007/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.27 per common share quarterly cash dividend at their August 31, 2007 meeting. Dividends year-to-date for 2007 total $.81 per common share. This represents an increase of $.03 or 4.0% over the $.78 per share cash dividends paid during the same period in 2006. The quarterly cash dividend will be paid on October 31, 2007 to shareholders of record as of September 28, 2007.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $440 million and capital in excess of $40 million, which has served the communities of northwestern
Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. In addition, the Bank opened its initial full service branch in New York State on August 1, 2007. The new branch is located at 5 Dover Village Plaza in Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.

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